EXHIBIT 99.1

Tenax Announces Issuance of U.S. Patent Covering Use of IV Levosimendan in Pulmonary Hypertension with Heart Failure with Preserved Ejection Fraction (PH-HFpEF)

•	Patent provides intellectual property protection until December 2040

•	PH-HFpEF affects more than 1,600,000 North Americans, with estimates indicating a prevalence ofmore than 2,000,000 patients by 2030

•	There are currently no FDA approved treatments for PH-HFpEF

•	Levosimendan combines two MoAs that, for the first time, specifically target the symptoms PH-HFpEF patients suffer.

CHAPEL HILL, N.C., Mar. 22, 2023 (GLOBE NEWSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, announced today that the Company has been issued a patent by the United States Patent and Trademark Office (USPTO) with claims covering the use of IV levosimendan in the treatment of pulmonary hypertension associated with HFpEF.  U.S. Patent No. 11,607,412 is titled “Levosimendan For Treating Pulmonary Hypertension With Heart Failure With Preserved Ejection Fraction (PH-HFpEF).”

The patent term expires December 2040 and provides the Company substantial added intellectual property (IP) protection for the use of levosimendan. The newly issued patent expands upon the Company’s existing IP for levosimendan, which includes U.S. Patent No. 11,213,524, issued in January 2022, covering all medical uses of the subcutaneous formulation of levosimendan in humans.

Chris Giordano, Tenax Therapeutics’ President and Chief Executive Officer, stated, “Tenax is building a solid patent estate surrounding levosimendan. The issuance of U.S. Patent 11,607,412 substantially strengthens this IP foundation and we believe will serve as an important strategic asset as we advance levosimendan through the clinic and also consider select partnering opportunities.  The USPTO’s decision to grant a patent for the use of IV levosimendan for the specific indication of PH-HFpEF confirms the proprietary nature of the work Tenax is doing and provides precedent for action in our pending U.S. patent application that covers the oral formulation (TNX-103) in the same patients.”

As demonstrated by the results of the HELP Study, levosimendan is a unique and promising cardiovascular drug with the potential to help patients who suffer from PH-HFpEF, who currently have no FDA approved therapies. The HELP Study data showed that levosimendan-treated PH-HFpEF patients benefited from a significant improvement in 6-minute walk distance of 29 meters (p=0.03) when compared with placebo.  The 6-minute walk distance improved further as patients transitioned to the oral formulation after a lengthy treatment with the weekly IV regimen.  The FDA has confirmed to Tenax Therapeutics that the 6-minute walk distance endpoint is acceptable for a Phase 3 registration program for the treatment of PH-HFpEF.

Dr. Stuart Rich, Chief Medical Officer of Tenax Therapeutics, explained, "Levosimendan is a unique agent.  It’s the only potential therapy that combines K+ATP channel activation and Ca++ sensitization, two mechanisms of action shown to improve symptoms and exercise tolerance in patients with PH-HFpEF.  As such, levosimendan is distinct from any other therapy tested in these patients.”

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About Levosimendan (TNX-101, TNX-102, and TNX-103)

Levosimendan is a unique potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action. Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan is approved in over 60 countries outside the United States for use in hospitalized patients with acutely decompensated heart failure. Tenax Therapeutics has North American rights to develop and commercialize IV (TNX-101), subcutaneous (TNX-102), and oral (TNX-103) formulations of levosimendan. Results of Tenax Therapeutics’ Phase 2 trial of levosimendan in patients with pulmonary hypertension (PH) and heart failure with preserved ejection fraction (HFpEF) demonstrated that IV levosimendan produces potent dilation of the central and pulmonary venous circulations which translates into an improvement in exercise capacity, a discovery that forms the basis for the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy. To date, no other drug therapy has improved exercise tolerance in patients with PH associated with HFpEF, recently referred to as the greatest unmet need in cardiovascular disease.

About Imatinib (TNX-201)

Tenax Therapeutics is developing novel dosing and a unique formulation of imatinib mesylate, a kinase inhibitor that has received FDA’s orphan designation (March 2020) for the treatment of pulmonary arterial hypertension (PAH). The IMPRES trial, a previous Phase 3 trial, demonstrated that oral imatinib may produce a markedly greater, and much more durable, treatment effect on exercise tolerance, than any other available PAH treatment, alone or in combination, based on the results observed in those patients who were maintained on the full imatinib dose for the majority of the trial. Despite the availability of several classes of pulmonary vasodilators, no existing treatment has been shown to halt progression or induce regression of the disease. Imatinib acts on underlying cellular proliferative pathways associated with PAH and has the potential to be approved as a disease modifying therapy for PAH.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company owns North American rights to develop and commercialize subcutaneous and oral formulations of levosimendan. Tenax Therapeutics also is developing a unique oral formulation of imatinib.For more information, visit www.tenaxthera.com. Tenax’s common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: intellectual property risks; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development;  reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates;  our estimates regarding the potential market opportunity for our product candidates; our ability to raise additional money to fund our operations for at least the next 12 months as a going concern; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic and geopolitical uncertainties such as in Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contacts

Investor Contact:

John Mullaly

Managing Director

LifeSci Advisors, LLC

C: 617-429-3548

jmullaly@lifesciadvisors.com

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